Exhibit 99.1

SENTINEL REAL ESTATE CORP. FUND ACQUIRES
AMERICA FIRST APARTMENT INVESTORS

Acquisition Will Add Over 7,000 Apartments to Sentinel's Portfolio

NEW YORK, September 18, 2007 - Sentinel Omaha LLC, a fund managed by Sentinel Real Estate Corp., announced today that it has acquired all of the common shares of America First Apartment Investors (NASDAQ:APRO) in a transaction valued at $532 million including the assumption of outstanding debt.

The transaction was approved on September 12, 2007 by America First shareholders. According to the terms of the acquisition agreement, shareholders will receive $25.30 in cash for every common share held. As previously announced, APRO shareholders of record on September 17, 2007 will also receive a prorated quarterly dividend payment in the amount of $0.23 per share. As Sentinel Omaha has acquired all the outstanding shares of America First, the latter will be merged into a subsidiary of Sentinel Omaha, and trading of APRO's common stock will cease as of the close of the market today.

"Sentinel has a long history of acquiring and managing apartment communities.  America First's portfolio consists primarily of traditional garden apartments in markets where Sentinel has operated similar properties.  We know the asset type and we know the markets. Sentinel expects to benefit both from repositioning the properties and from economies of scale as we integrate the new communities into our existing portfolio," said Mille Cassidy, President of Sentinel Real Estate Corporation.

"Additionally, we expect our debt capital markets group to help create value through the restructuring of the America First balance sheet.  Throughout this transaction, our banking partners have provided unwavering support, and we expect our close relationship to be a significant asset to the transaction going forward," Ms. Cassidy added.

Sentinel currently owns and manages approximately 50,000 apartment units in 26 states throughout the US on behalf of its investors. The America First portfolio consists of 32 properties with over 7,000 units in 13 states.

Bank of America N.A. provided acquisition financing to Sentinel, and Paul, Hastings, Janofsky & Walker LLP acted as legal advisor.

About Sentinel Real Estate Corporation
Sentinel Real Estate Corporation is an independently owned real estate advisory firm headquartered in New York City with 26 additional offices throughout the country.  The firm currently manages approximately $5 billion in real estate assets and is among the largest holders of apartment properties in the US.

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Contact:  Ed Simon / Sentinel Real Estate Corp. / 212-408-2917 / simon@sentinelcorp.com